Exhibit 99.1

Important Notice Concerning Limitations on Your
Trading in Countrywide Securities During 401(k) Plan Blackout Period

Date:	June 2, 2008

To:	Directors and Executive Officers of Countrywide Financial Corporation

From:	Becky Bailey

1.	Please be advised that a “blackout period” for the Company’s 401(k) Savings and Investment Plan will be imposed on transactions involving the Company common stock fund (the “Company stock fund”) under the 401(k) Plan. This blackout period, described in more detail below, is necessary for the 401(k) Plan’s trustees to process and implement the conversion of Company common stock held on behalf of participants in the Plan in connection with the Bank of America merger.

Additionally, under the Sarbanes-Oxley Act of 2002, the directors and executive officers of the Company are generally prohibited from engaging in transactions involving the Company’s equity securities (including stock appreciation rights and other derivatives based on Company common stock) during this blackout period. The conversion of equity securities of the Company into the right to receive the merger consideration in the Bank of America merger are exempt under Sarbanes-Oxley from the blackout period trading restrictions.

2.	During the blackout period, participants in the 401(k) Plan will be temporarily unable to (1) make exchanges into or out of the Company stock fund under the 401(k) Plan, (2) take distributions of money invested in the Company stock fund under the 401(k) Plan, and (3) take loans out against money invested in the Company common stock fund under the 401(k) Plan. Participants will be able to transfer balances during this time between all other investment options within the 401(k) Plan.

3.	The blackout period for the 401(k) Plan is expected to begin at 4:00 p.m. (Eastern Time) on June 27, 2008, and, assuming the Bank of America merger is completed on July 1, 2008, is expected to end the morning of July 2, 2008, although it could be extended a few days if necessary to implement the conversion. The blackout period will also be suspended if the completion of the Bank of America merger is delayed. You will be notified of any changes that affect the commencement date of the blackout period. In addition, you can confirm the status of the blackout period by speaking with Becky Bailey.

4.	Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any “equity security” of the Company that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include stock options, stock appreciation rights, restricted stock units and other derivatives. Prohibited transactions include those involving your direct ownership, as well as any transaction in which you have a pecuniary interest. For example, you may be deemed to have an interest in transactions in equity securities of the Company by your family members. As indicated above, however, the conversion of equity securities of the Company into the merger consideration in the Bank of America merger are excluded from the trading restrictions.

5.	The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, stock appreciation right, restricted stock unit or restricted stock grant), (1) as a direct or indirect inducement to employment or joining the Board of Directors, and (2) as awards during the course of your employment or service as a director. Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6.	The following are examples of transactions that you may not engage in during the blackout period:

Exercising stock options or stock appreciation rights granted to you in connection with your service as a director or executive officer

Selling Company stock that you acquired by exercising stock options or stock appreciation rights

Selling Company stock that you originally received as a restricted stock unit or restricted stock grant

7.	There are certain exemptions, including:

Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout)

Bona fide gifts, bequests and transfers pursuant to domestic relations orders

8.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and criminal and civil penalties could be imposed upon directors and executive officers who violate them. We therefore request that you contact Becky Bailey at (818) 225-4677, or at 4500 Park Granada Calabasas, California 91302-1613, with any questions regarding this notice or the blackout period, before engaging in any transaction involving the Company stock or derivatives based on Company stock during the blackout period or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.